[PATHEON]	Exhibit 10.30

Patheon International GmbH

Employment Agreement

between

Patheon International GmbH, Zug, Switzerland or any successor entity in Switzerland thereof (hereinafter the “Company”)

and

Doaa Fathallah (hereinafter the “Employee”).

This Employment Agreement shall be subject to the competent authorities issuing the work and residence permits required for the Employee under Swiss law.

This Employment Agreement is conditional upon the Employee successfully obtaining and maintaining valid and subsisting Swiss Work and Residence Permits, and any renewals thereof. If such Work and Residence Permits are not issued to the Employee by the Swiss Immigration authorities then this Employment Agreement shall be deemed null and void. As a point of clarification, it is understood and agreed that the issuance of any initial Work and Residence Permits and any renewals thereof cannot be guaranteed and the Company makes no representations, warranties or inducements to the Employee in this regard.

The Employee acknowledges that, she will be required to relocate to Zug, Switzerland and agrees to consent to such relocation as the Company deems such relocation necessary, in its sole discretion.

1.	FUNCTION AND FIELD OF ACTIVITY

The Employee is employed as Senior Vice President, General Counsel, Europe and Global Pharmaceutical Services (“PDS”) and shall work at the offices of the Company in Zug. The Employee will continue to provide and have responsibility

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for all legal matters for Europe, Global PDS and Asia. The Company has the right to assign other duties and responsibilities to the Employee which are in accordance with the Employee’s education and knowledge.

2.	REPORTING

The Employee shall regularly report to Wes Wheeler, President and CEO. Important events which might affect the Company as a whole shall be reported without delay to the President and CEO.

3.	CONFLICT OF INTERESTS

The Employee shall not engage in any activities which might lead to a conflict of interests with respect to her position with the Company.

In particular, the Employee shall refrain from operating, working for, or participating in any business which competes with the Company.

Investments in companies competing or doing business with the Company are subject to the prior written consent of the President and CEO.

4.	TERM AND STARTING DATE

This Employment Agreement is concluded for an indefinite term. The Employee shall start working on May 6, 2008.

In the event of the Employee’s dismissal by the Company without Cause or if Employee terminates employment for Good Reason (each of “Cause” and ‘Good Reason” as defined in the Employee’s current employment terms with Patheon Pharmaceuticals Services Inc.), the Company, by and no later than 30 (thirty) days of the effective date of termination of the Employee’s employment, shall pay you a severance amount equal to (i) one year of the Employee’s base salary less applicable deductions, and (ii) one year of bonus payments based on an amount you would reasonably be expected to have earned during the year following termination, less applicable deductions. Such severance is inclusive of any notice entitlements hereunder.

5.	WORKING HOURS, PART-TIME ACTIVITIES

The Employee shall devote her full working capacity exclusively to the Company.

The Employee shall not engage in any professional part-time activities, whether

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remunerated or not, without prior written consent of Wes Wheeler.

Other part-time activities require the written consent of Wes Wheeler, if they involve the use of the Company’s infrastructure and/or personnel.

6.	BASE SALARY

The gross base salary amounts to USD 300,000 as a Swiss Franc Equivalent per year, less applicable deductions payable in 12 monthly installments. Swiss Franc equivalents are based on an exchange rate of 1 USD equaling 1.2213 Swiss Francs. The Company will review the Employee’s Swiss salary periodically and determine if any adjustments are warranted due to significant exchange rate fluctuations.

This amount includes all compensation for overtime.

7.	EXECUTIVE BONUS PLAN

In addition to the Employee’s base salary, the Employee shall continue to be eligible to receive an annual bonus targeted at 40% of the Employee’s gross base salary, based on achieving predetermined targets set by Employee’s supervisor in consultation with Employee. Should Employee exceed her target performance the Employee shall receive up to a maximum of two times her target bonus, subject at all times to the terms and conditions of the Company’s Executive Bonus Plan.

8.	INTERNATIONAL RELOCATION INCENTIVE

In addition to the compensation elements noted above, an additional allowance equal to 25% of the Employee’s gross base salary subject to the required statutory deductions will be provided during the Employee’s first twelve month assignment to Switzerland. This will be paid in equal monthly instalments in accordance with the Swiss payroll cycle.

An additional amount equal to 25% of the Employee’s gross ease salary subject to the required statutory deductions will be paid in equal monthly instalments for the subsequent twelve months ending May 2010 in accordance with the Swiss payroll cycle.

These additional payments will be made to you conditional upon the Employee’s ongoing active employment in Switzerland at that time and of course, would be made in addition to any other payments, including bonus payments, to which you may be entitled.

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9.	EXPENSES AND REPRESENTATION ALLOWANCE

The Company shall cover all reasonable expenses above CHF 50 (including travelling and hotel expenses, expenses for invitations etc.) which arise in connection with the Employee’s activities for the Company.

In addition, the Company shall pay the Employee a non-taxable representation allowance in the amount of CHF 6,000 per year, payable in 12 monthly instalments at the end of each month which is intended to cover all reasonable expenses below CHF 50. Notwithstanding anything to the contrary herein this Section 9 paragraph shall be subject to approval by the competent tax authorities.

10.	CAR ALLOWANCE

During the term of the employment the Company shall provide the Employee with a car allowance of USD 30,000 as a Swiss Franc Equivalent per year, less applicable deductions payable in 12 monthly instalments. Swiss Franc equivalents are based on an exchange rate of 1 USD equaling 1.2213. The Company will review the Employee’s Swiss car allowance periodically and determine if any adjustments are warranted due to significant exchange rate fluctuations.

11.	SOCIAL SECURITY CONTRIBUTIONS AND PENSION PLAN

The Company shall pay 100% of the contributions for each of AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance) for the Employee’s benefit.

The Employee shall participate in the Company’s pension plan. The Company shall pay 100% of the contributions for the benefit of the Employee, all such contributions and the benefits of which shall be in accordance with the rules and regulations of the pension plan. The Company shall pay for all social security and pension plan contributions on behalf of the Employee from the commencement of this Employment Agreement.

In addition, subject to US Pension committee approval, the Employee will be eligible to participate in the Patheon Pharmaceuticals Retirement Savings Plan. Under the terms of that plan, the Employee will be eligible to make pre-tax salary deferral contributions, but will not be eligible for employer contributions.

12.	ACCIDENT AND ILLNESS

The Employee is insured for occupational as well as non-occupational accidents.

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In case of the Employee’s inability to perform her duties under this Employment Agreement due to illness, the Employee shall receive her salary according to the terms and conditions of the insurance for loss of earnings due to illness. If there is no insurance for loss of earnings due to illness, the continuation of salary payment is determined by Art. 324a of the Swiss Code of Obligations.

13.	INTERNATIONAL HEALTHCARE PLAN

During the term of employment, the Company shall provide the Employee and each of her eligible dependants, coverage in a healthcare plan providing adequate medical, dental, vision and other appropriate coverage (including the mandatory and supplementary insurances under Swiss laws). Such plan may either be provided through a local health provider or through an international healthcare plan provider as the Company shall deem appropriate from time to lime.

14.	MILITARY SERVICE

The Company shall pay the Employee her full salary during her mandatory military or alternative civilian service”

Military or alternative civilian service of over four weeks duration shall be coordinated in advance and in due time with the board of directors. A separate agreement shall be reached regarding the length and amount of the respective continuation of pay.

15.	VACATION

The Employee is entitled to 5 weeks of paid vacation (25 working days) per year.

The vacation dates shall be subject to the prior approval of the Employee’s immediate supervisor.

16.	Payroll

As the majority of the Employee’s day to day expenses will be incurred in Switzerland, the Employee will be placed onto the Swiss payroll. However, it may be advantageous for the Employee to maintain a certain portion of her total gross income on

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the USA payroll. As such, Patheon will work with the Employee to facilitate a split payroll between both the USA and Switzerland.

17.	CONFIDENTIALITY, TRADE SECRETS

All manufacturing or trade secrets including customer base, technical, organisational and financial information and all other information directly or indirectly related to the business of the Company or to the business of any customer of the Company, which is disclosed to the Employee by the Company or any of its employees and which the Employee gets acquainted with during the employment relationship with the Company, shall be treated as confidential information. At all times, both during the employment and after the termination thereof, the Employee shall keep such information secret and shall refrain from disclosing it or using it in any way for her own benefit or for the benefit of any person other than the Company.

18.	INTELLECTUAL PROPERTY RIGHTS

Inventions, designs, developments and improvements which the Employee makes while performing her employment activity and contractual duties or to which the Employee contributes belong to the Company, regardless of their protect ability.

Inventions and designs which the Employee makes while performing her employment activity but not during the performance of her contractual duties or to which the Employees contributes are assigned to the Company without further formalities. The Employee shall inform the Company of such inventions or designs. The Company shall inform the Employee in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to the Employee. In case that the invention or the design is not released to the Employee, the Company shall pay her a special appropriate compensation within the meaning of Art. 332(4) of the Swiss Code of Obligations.

The rights to works of authorship (drafts, models, plans, drawings, texts) which the Employee creates while performing her employment activity, whether during the performance of her contractual duties or not, including the right to uses not yet known at this time, are transferred completely and exclusively to the Company.

19.	NON-COMPETITION/NO HIRE

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For a period of one year after the termination of this Employment Agreement, the Employee agrees to refrain (i) within the territory of Europe and within the business areas of the Company from directly or indirectly engaging himself as owner, partner or employee of any business which competes with the Company, and (ii) from hiring any employee of the Company and/or any of its affiliates. Notwithstanding the foregoing, nothing herein shall prevent the Employee from owning not more than 10% of the issued shares of a company, the shares of which are listed on a recognized stock exchange or traded in any over the counter market, which carries on a business which is the same or substantially similar to or competes with or would compete with the business of the Company or any of its affiliates.

As compensation for Employee’s agreement not to compete and not to hire employees of the Company and/or its affiliates in accordance with this Section 19 and in addition to any other payment required to be made by the Company under this Employment Agreement, the Company hereby agrees to pay the Employee a monthly payment in an amount equal to her last monthly salary prior to termination for the one year period after termination of the Employment Agreement.

In case of violation of this non-competition clause, the Employee shall pay to the Company liquidated damages in the amount of the Employees last yearly gross salary amount for each instance of violation. The payment of liquidated damages shall not discharge the Employee from observing this non-competition and no hire undertaking.

In addition to the payment of liquidated damages and further damages incurred by the Company, the Company shall have the right to request the termination of any of the Employee’s activities which violate this non-competition and no hire agreement.

20.	MISCELLANEOUS

Amendments to this Employment Agreement shall only be valid if made in writing.

All other terms and conditions of the Employee’s employment will remain the same as per the current employment terms with Patheon Pharmaceuticals Services Inc. unless expressly altered and accepted in this Employment Agreement.

Professional tax advice will be made available to you at Patheon’s expense, as well as assistance with the preparation and filing of both USA and Swiss tax returns for the tax years while you are on assignment. As this is a highly specialized

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area of tax, you are required to utilize the tax advisory firm selected by Patheon for this purpose.

Patheon reserves the right to change, alter, modify the applicable benefit, pension, allowance, relocation and general insurances in its sole discretion subject to reasonable notice to the employee of such changes.

21.	APPLICABLE LAW / JURISDICTION

This Employment Agreement is subject to Swiss law. In case of any dispute arising out of this Employment Agreement, the Courts according to Art. 24 of the Federal Act on the Place of Jurisdiction (Gerichtsstandsgesetz) applies.

Place, Date: Zug 16/12/2008
Employer:	Employee:

/s/ Wes Wheeler	/s/ Doaa Fathallah
Wes Wheeler	Doaa Fathallah

/s/ Roy Wieschkowski
Roy Wieschkowski